Exhibit 99.1

WD-40 Company Reports Fourth  Quarter and Fiscal Year 2014 Financial Results

~ Company reports diluted earnings per common share of $2.87 for fiscal year 2014 ~

~ Management issues guidance for fiscal year 2015 ~

SAN DIEGO – October 16, 2014 ― WD-40 Company (NASDAQ:WDFC), a global marketing organization dedicated to creating positive lasting memories by developing and selling products that solve problems in workshops, factories and homes around the world, today reported financial results for its fiscal fourth quarter and fiscal year ended August 31, 2014.

Financial Highlights and Summary

•

Total net sales for the fourth quarter were  $97.6 million, an increase of 4 percent compared to the prior year fiscal quarter. Fiscal year total net sales were $383.0 million, an increase of 4 percent from the prior fiscal year.

•

Changes in foreign currency exchange rates had a favorable impact on sales for both the current quarter and year-to-date.  On a constant currency basis total net sales were $93.9 million for the fourth quarter and $377.7 million for the full fiscal year.

•

Net income for the  fourth quarter was $11.5 million, an increase of 42 percent compared to the prior year fiscal quarter. Fiscal year net income was $43.7 million, an increase of 10 percent from the prior fiscal year.

•

Diluted earnings per share were $0.77 in the fourth quarter, compared to $0.53 per share for the prior year fiscal quarter. Fiscal year diluted earnings per share were $2.87 compared to $2.54 in the prior fiscal year.

•

Gross margin was 52.7 percent in the fourth quarter compared to 53.0 percent in the prior year fiscal quarter. Fiscal year gross margin was 51.9 percent, compared to 51.3 percent in the prior fiscal year.

•

Selling, general and administrative expenses were down 4 percent in the fourth quarter to $28.3 million and were up 4 percent year-to-date to $108.6 million when compared to the prior fiscal year periods.

•

Advertising and sales promotion expenses were down 15 percent in the fourth quarter to $5.8 million compared to prior year fiscal quarter and were down 4 percent for the full fiscal year to $23.9 million compared to the prior fiscal year.

"We had a good quarter and a good year and are pleased we have been able to maintain sustainable growth across our core business globally,” said Garry Ridge, WD-40 Company’s president and chief executive officer. “While we saw both positive and negative impacts from changes in foreign currency exchange rates, we had local currency growth across key markets and the fourth quarter was our highest revenue quarter in history. We continue to focus on our key strategic initiatives, which include growing our core business of multi-purpose maintenance products, and we are pleased with our progress in this area,” Ridge added.

Net Sales by Product Group (in thousands):

	Three Months Ended August 31,			Fiscal Year Ended August 31,
	2014	2013	% Change	2014	2013	% Change
Multi-purpose maintenance products	$85,218	$81,540	5%	$337,825	$320,883	5%
Homecare and cleaning products	12,404	11,929	4%	45,172	47,665	(5)%
Total	$97,622	$93,469	4%	$382,997	$368,548	4%

•

Net sales of multi-purpose maintenance products, which are considered the primary growth focus for the company, grew 5 percent in both the fourth fiscal quarter and the full fiscal year when compared to the prior fiscal year periods.  This growth was driven primarily by successful expansion of the WD-40 Specialist product line in all three segments and double-digit growth of WD-40 multi-purpose maintenance product sales in EMEA and Asia-Pacific. Changes in foreign currency exchange rates also favorably impacted sales for both the fiscal quarter and the full fiscal year.

•

Net sales of homecare and cleaning products increased 4 percent in the current quarter and decreased 5 percent for the full fiscal year when compared to the prior fiscal year periods. The homecare and cleaning products, particularly those in the U.S., are considered harvest brands providing healthy profit returns to the Company and are becoming a smaller part of the business as net sales of multi-purpose maintenance products grow per the execution of the Company’s strategic initiatives.

Net Sales by Segment (in thousands):

	Three Months Ended August 31,			Fiscal Year Ended August 31,
	2014	2013	% Change	2014	2013	% Change
Americas	$46,440	$47,295	(2)%	$180,806	$180,544	-
EMEA	40,063	36,244	11%	151,368	137,360	10%
Asia-Pacific	11,119	9,930	12%	50,823	50,644	-
Total	$97,622	$93,469	4%	$382,997	$368,548	4%

•

Net sales by segment as a percent of total net sales were as follows: for the Americas, 48 percent for the fourth quarter and 47 percent for the full fiscal year; for EMEA, 41 percent for the fourth quarter and 40 percent for the full fiscal year; and, for Asia-Pacific, 11 percent for the fourth quarter and 13 percent for the full fiscal year.

•	Increased sales in EMEA and Asia-Pacific more than offset slight declines in the Americas as total sales grew 4 percent in the fourth fiscal quarter when compared to the prior fiscal year period.
•

The decline in sales in the Americas in the fourth fiscal quarter was primarily due to the timing of promotional activities in the U.S. and certain short-term factors, including temporary shifts in distribution, which negatively impacted sales in Canada.

•

The increase in sales in EMEA in the fourth quarter was driven by the favorable impact of foreign currency exchange rates, as well as increased promotional activities within the segment. On a constant currency basis EMEA net sales for the fourth quarter would have been relatively constant compared to the prior fiscal period.

•

The increase in sales in Asia-Pacific in the fourth quarter was due primarily to expanded distribution, increased promotional activities and the continued expansion of the WD-40 Specialist product line.

Dividend and Share Repurchase

As previously announced, WD-40 Company’s board of directors declared on Friday,  October 3, 2014 the regular quarterly cash dividend of $0.34 per share payable on October 31, 2014 to shareholders of record on October 17, 2014.

On June 18, 2013, the board of directors approved a share repurchase plan that authorizes the Company to acquire up to $60.0 million of its outstanding shares effective from August 1, 2013 through August 31, 2015. During the fourth quarter of fiscal year 2014, the Company repurchased $12.3 million in shares under this plan.  Since the plan’s commencement on August 1, 2013, the Company has repurchased $45.4 million in shares under the plan.

On October 14, 2014 the board of directors approved a new share repurchase plan which becomes effective when the Company’s existing $60.0 million authorization is exhausted. Under the new share repurchase plan, the Company is authorized to acquire up to $75.0 million of its outstanding shares through August 31, 2016.  The timing and the amount of any repurchases of common stock will be determined by management based on its evaluation of market conditions and other factors.

Fiscal Year 2015 Guidance

The Company issued guidance for fiscal year 2015 as follows:

•	Net sales growth is projected to be between 4 and 8 percent with net sales expected to be between $398 million and $413 million.
•	Gross margin for the full year is expected to be close to 52 percent.
•	Projected advertising and promotion expenses to be 6.0 percent to 7.0 percent of net sales.
•	Net income is projected to be between $45.1 million and $46.4 million.
•	Expect diluted earnings per share to be between $3.07 and $3.16 based on an estimated 14.7 million weighted average shares outstanding.

This guidance does not include any future acquisitions or divestitures, and assumes that foreign currency exchange rates will remain close to current levels.

“We continue to focus on protecting our brands and intellectual property rights around the world. And we are attentive to heightened regulatory requirements that come with the increasing importance of our global footprint,” Ridge said.  “We are also working hard in the area of product innovation and bringing new products and new brands, such as the recent acquisition of the GT85 brand, to our end-users across the globe as we work to grow revenues. If we continue to delight our customers, engage our tribe and stay focused and deliberate around managing the business, we will continue to perform well," Ridge said.  “We set the table for a strong year ahead and are pleased we are able to reward our tribe for their hard work across the globe.”

Webcast Information
As previously announced, WD-40 Company management will host a live webcast at approximately 5:00 p.m. ET / 2:00 p.m. PT today to discuss these results. Other forward-looking and material information may also be discussed during this call.  Please visit http://investor.wd40company.com for more information and to view other supporting materials.

About WD-40 Company

WD-40 Company is a global marketing organization dedicated to creating positive lasting memories by developing and selling products that solve problems in workshops, factories and homes around the world. The company markets its multi-purpose and specialty maintenance products and its homecare and cleaning products under the following well-known brands: WD-40®, 3-IN-ONE®, X-14®, 2000 Flushes®, Carpet Fresh®,  no  vac®, Spot Shot®, 1001®, Lava® and Solvol®.

Headquartered in San Diego, WD-40 Company currently markets and sells its products in 188 countries worldwide and recorded net sales of $383 million in fiscal year 2014.  WD-40 Company is traded on the NASDAQ Global Select market under the ticker symbol “WDFC.” For additional information about WD-40 Company please visit http://www.wd40company.com.

Forward-Looking Statements

Except for the historical information contained herein, this news release contains forward-looking statements concerning WD-40 Company's outlook for net sales,  gross margins, advertising and sales promotion expenses, net income, dividends and other financial results. These statements are based on an assessment of a variety of factors, contingencies and uncertainties considered relevant by WD-40 Company. Forward-looking statements involve risks and uncertainties, which may cause actual results to differ materially from the forward-looking statements, including the impact of commodity prices, the introduction of new product lines and fluctuating global market conditions, including foreign currency exchange rates, both in the United States and internationally. The company's expectations, beliefs and projections are expressed in good faith and are believed by the company to have a reasonable basis, but there can be no assurance that the company's expectations, beliefs or projections will be achieved or accomplished.

The risks and uncertainties are detailed from time to time in reports filed by WD-40 Company with the Securities and Exchange Commission (SEC),  including Forms 8-K, 10-Q, and 10-K, and readers are urged to carefully review these and other documents. More detailed information will be available in WD-40 Company's Form 10-K for the period ended August 31, 2014 which the Company expects to file with the SEC on October 21, 2014.

All forward-looking statements included in this press release should be considered in the context of these risks. All forward-looking statements speak only as of October 16, 2014, and we undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Investors and prospective investors are cautioned not to place undue reliance on our forward-looking statements.

Table Notes

(1)

The Company markets multi-purpose maintenance products under the WD-40® and 3-IN-ONE® brand names. Currently included in the WD-40 brand are the WD-40 Multi-Use Product and the WD-40 Specialist® and WD-40 BIKETM product lines.

(2)

The Company markets the following homecare and cleaning brands:  X-14® mildew stain remover and automatic toilet bowl cleaners, 2000 Flushes® automatic toilet bowl cleaners, Carpet Fresh® and no  vac® rug and room deodorizers, Spot Shot® aerosol and liquid carpet stain removers, 1001® household cleaners and rug and room deodorizers and Lava® and Solvol® heavy-duty hand cleaners.

(3)	The Americas segment consists of the U.S., Canada and Latin America.
(4)	The EMEA segment consists of countries in Europe, the Middle East, Africa and India.
(5)	The Asia-Pacific segment consists of Australia, China and other countries in the Asia region.

WD-40 COMPANY
CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share amounts)
(Unaudited)

	August 31,	August 31,
	2014	2013
Assets
Current assets:
Cash and cash equivalents	$57,803	$53,434
Short-term investments	45,050	37,516
Trade accounts receivable, less allowance for doubtful
accounts of $406 and $540 at August 31, 2014
and 2013, respectively	63,618	56,878
Inventories	34,989	32,433
Current deferred tax assets, net	5,855	5,672
Other current assets	8,339	6,210
Total current assets	215,654	192,143
Property and equipment, net	9,702	8,535
Goodwill	95,499	95,236
Other intangible assets, net	23,671	24,292
Other assets	3,154	2,858
Total assets	$347,680	$323,064

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$18,031	$19,693
Accrued liabilities	18,382	16,562
Revolving credit facility	98,000	63,000
Accrued payroll and related expenses	15,969	17,244
Income taxes payable	1,529	1,146
Total current liabilities	151,911	117,645
Long-term deferred tax liabilities, net	24,253	24,011
Other long-term liabilities	2,101	1,901
Total liabilities	178,265	143,557

Commitments and Contingencies (Note 11)

Shareholders' equity:
Common stock ― authorized 36,000,000 shares, $0.001 par value;
19,464,310 and 19,392,979 shares issued at August 31, 2014 and 2013, respectively; and 14,754,362 and 15,285,536 shares outstanding at
August 31, 2014 and 2013, respectively	19	19
Additional paid-in capital	136,212	133,239
Retained earnings	237,596	214,034
Accumulated other comprehensive income (loss)	1,103	(5,043)
Common stock held in treasury, at cost ― 4,709,948 and 4,107,443
shares at August 31, 2014 and 2013, respectively	(205,515)	(162,742)
Total shareholders' equity	169,415	179,507
Total liabilities and shareholders' equity	$347,680	$323,064

WD-40 COMPANY
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended August 31,		Fiscal Year Ended August 31,
	2014	2013	2014	2013

Net sales	$97,622	$93,469	$382,997	$368,548
Cost of products sold	46,139	43,943	184,144	179,385
Gross profit	51,483	49,526	198,853	189,163

Operating expenses:
Selling, general and administrative	28,340	29,431	108,577	104,378
Advertising and sales promotion	5,841	6,833	23,922	24,811
Amortization of definite-lived intangible assets	687	806	2,617	2,260
Impairment of definite-lived intangible assets	-	1,077	-	1,077
Total operating expenses	34,868	38,147	135,116	132,526

Income from operations	16,615	11,379	63,737	56,637

Other income (expense):
Interest income	171	144	596	506
Interest expense	(293)	(210)	(1,002)	(693)
Other (expense) income, net	82	(76)	(372)	417
Income before income taxes	16,575	11,237	62,959	56,867
Provision for income taxes	5,034	3,096	19,213	17,054
Net income	$11,541	$8,141	$43,746	$39,813

Earnings per common share:
Basic	$0.78	$0.53	$2.89	$2.55
Diluted	$0.77	$0.53	$2.87	$2.54

Shares used in per share calculations:
Basic	14,834	15,332	15,072	15,517
Diluted	14,909	15,431	15,148	15,619

WD-40 COMPANY
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Fiscal Year Ended August 31,
	2014	2013
Operating activities:
Net income	$43,746	$39,813
Adjustments to reconcile net income to net cash provided by
operating activities:
Depreciation and amortization	5,860	5,359
Impairment of definite-lived intangible assets	-	1,077
Net (gains) losses on sales and disposals of property and equipment	(39)	3
Deferred income taxes	(736)	(1,004)
Excess tax benefits from settlements of stock-based equity awards	(831)	(850)
Stock-based compensation	2,263	2,453
Unrealized foreign currency exchange (gains) losses, net	(66)	1,113
Provision for bad debts	218	511
Changes in assets and liabilities:
Trade accounts receivable	(5,821)	(3,800)
Inventories	(2,237)	(2,829)
Other assets	(2,209)	(1,998)
Accounts payable and accrued liabilities	(560)	(886)
Accrued payroll and related expenses	(3,047)	10,362
Income taxes payable	2,001	2,284
Other long-term liabilities	188	(39)
Net cash provided by operating activities	38,730	51,569

Investing activities:
Purchases of property and equipment	(4,085)	(2,854)
Proceeds from sales of property and equipment	331	158
Purchases of short-term investments	(7,710)	(38,838)
Maturities of short-term investments	2,760	2,000
Purchases of intangible assets	(1,799)	-
Net cash used in investing activities	(10,503)	(39,534)

Financing activities:
Treasury stock purchases	(42,773)	(31,437)
Dividends paid	(20,184)	(19,044)
Proceeds from issuance of common stock	1,284	4,791
Excess tax benefits from settlements of stock-based equity awards	831	850
Proceeds from revolving credit facility	35,000	18,000
Net cash used in financing activities	(25,842)	(26,840)
Effect of exchange rate changes on cash and cash equivalents	1,984	(1,480)
Net increase (decrease) in cash and cash equivalents	4,369	(16,285)
Cash and cash equivalents at beginning of period	53,434	69,719
Cash and cash equivalents at end of period	$57,803	$53,434